Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Wednesday, May 10, 2006	TRADED: Nasdaq

GLOBAL IMAGING RESULTS SET RECORDS FOR FISCAL YEAR AND FOURTH QUARTER

Revenues Top $1 Billion, up 11 Percent from 2005 Fiscal Year;

Fourth Quarter Internal Revenue Growth at Six Percent; 31st Consecutive Quarter of Internal Growth

TAMPA, Fla., May 10–Global Imaging Systems, Inc. (Nasdaq: GISX) today announced record results for the fiscal year and fourth quarter ended March 31, 2006. Highlights of the year:

•	Revenues, operating income, net income and earnings per share set new record highs.

•	Revenues increased 11.2 percent, totaling $1.031 billion.

•	Combined internal revenue growth exceeded five percent for the year while automated office equipment, primarily copiers, which accounts for almost 80 percent of the company’s business, topped six percent.

•	Operating income grew 8.2 percent to $114.1 million.

•	Net income increased 8.7 percent to $61.9 million.

•	Diluted earnings per share were $2.45, an increase of 8.4 percent.

•	Earnings before interest, taxes, depreciation and amortization, loss on early extinguishment of debt and the impact of the acceleration of unvested stock options (adjusted EBITDA) increased 8.6 percent to $132.8 million.

•	Funded six acquisitions with cash flow from operations, representing $28 million in acquired annualized revenue and bringing total annualized acquired revenue to $229 million for the three-year period ended March 31, 2006.

•	Debt to total capitalization was reduced to 37.3 percent.

Highlights of the fourth fiscal quarter ended March 31, 2006:

•	Revenues, operating income, net income and earnings per share set new fourth-quarter records.

•	Revenues increased 8.6 percent to $268.6 million.

•	Automated office equipment, primarily copiers, continued to post solid internal revenue growth of more than seven percent, marking six consecutive quarters of five percent or more internal growth.

•	Combined internal revenue growth for the fourth quarter was six percent.

•	Operating income grew 9.8 percent to $29.3 million.

•	Net income was up 9.2 percent to $15.9 million.

•	Diluted earnings per share were $0.63, up 10.5 percent.

•	As announced earlier, effective March 31, 2006, the company accelerated the vesting of unvested stock options previously awarded to employees and officers. As a result, the company recorded within fourth-quarter selling, general and administrative expenses additional compensation expense of approximately $0.5 million ($0.3 million after taxes).

•	Excluding the impact of the one-time stock options acceleration:

•	Operating income grew 11.6 percent to $29.8 million.

•	Net income was up 11.3 percent to $16.2 million.

•	Diluted earnings per share were $0.64, up 12.3 percent.

•	Adjusted EBITDA increased 10.8 percent to $34.4 million.

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Tom Johnson, chairman and CEO of Global Imaging Systems, said, “We are very pleased that our employees finished off a record year with another quarter of record performance. This performance also reflects our unwavering focus on customer service, and we thank all our loyal customers for allowing us to share our passion for office productivity.”

He added, “This effort helped us overcome our typical fourth fiscal quarter increase in payroll taxes as we began a new calendar year. We are also encouraged that healthcare costs held level with the previous quarter and with the year-ago quarter. We believe the healthcare plan changes we implemented in January are proving effective.”

Michael Shea, president and COO of Global Imaging Systems, noted, “Fourth quarter revenues in the service side of our business continued on an upward trend, indicating further progress in growing our installed customer base. Our benchmarking model and sharing of best practices continue to be the keys to our own and our customers’ productivity improvements. These management tools help us sustain our discipline, focus and commitment to great customer service.”

Looking forward, Mr. Johnson said, “Our large middle-market opportunity continues to grow, and we have the talent, discipline and financial strength to continue to capture a growing share of the market. Also, our acquisition program’s external growth goal for fiscal year 2007 is to acquire $60 to $100 million in annualized revenue.”

For the fiscal 2007 first quarter, Mr. Johnson said, “Total revenue, including acquisitions to date but not potential additional acquisitions, should grow in the six to nine percent range. We expect our internal revenue growth to be in the range of four to six percent and diluted earnings per share to be in the range of 59 to 63 cents. This would compare with diluted EPS of 58 cents in the corresponding quarter last year. Also in the first quarter of fiscal 2007, we will implement the newly required accounting principles of FAS 123(R), ‘Share Based Payment.’ This is expected to negatively impact earnings per share by $0.01, which has been factored into our guidance for the quarter.”

The company’s fiscal year and fourth quarter conference call is scheduled for this morning, May 10, at 10:00 a.m. ET, and the company’s first quarter 2007 conference call is scheduled for August 1, 2006 at 10:00 a.m. ET. You may access the calls through live webcasts by using the link provided on the company’s Internet home page at www.gisx.com. The webcasts will also be archived and available on the company’s website.

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop solution for office technology needs in 32 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of copiers and other automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

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This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt and the one-time impact of accelerating previously unvested stock options. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” “should,” variations of such words, “we are optimistic” and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2005.

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FOR FURTHER INFO:	Tom Johnson, Chairman and CEO,
Michael Shea, President and COO, or
Ray Schilling, Executive Vice President and CFO
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2006	2005	2006	2005
Revenues:
Equipment and supplies sales	$200,506	$186,014	$768,331	$694,745
Service and rentals	68,094	61,378	262,253	231,705

Total revenues	268,600	247,392	1,030,584	926,450
Costs and operating expenses:
Cost of equipment and supplies sales	124,423	116,374	486,073	441,591
Service and rental costs	36,073	33,443	137,407	120,789
Selling, general and administrative expenses	78,383	70,434	291,259	257,112
Intangible asset amortization	428	467	1,775	1,518

Total costs and operating expenses	239,307	220,718	916,514	821,010

Income from operations	29,293	26,674	114,070	105,440
Loss on early extinguishment of debt	—	—	—	1,655
Interest expense	3,583	3,273	13,985	11,896

Income before income taxes	25,710	23,401	100,085	91,889
Income taxes	9,821	8,848	38,185	34,918

Net income	$15,889	$14,553	$61,900	$56,971

Net income per common share:
Basic	$0.69	$0.62	$2.68	$2.48

Diluted(a)	$0.63	$0.57	$2.45	$2.26

Weighted average number of shares outstanding:
Basic	23,172	23,370	23,100	22,979
Diluted	26,084	26,358	25,993	25,997

(a)	The calculation of diluted earnings per common share for the three months and fiscal years ended March 31, 2006 and 2005 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for all periods presented. For purposes of diluted earnings per common share, net income for the three months ended March 31, 2006 and 2005 includes the addback of $442 and $445, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the years ended March 31, 2006 and 2005, net income includes the addback of $1,768 and $1,773, respectively.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$15,889	$14,553	$61,900	$56,971
Income taxes	9,821	8,848	38,185	34,918
Interest expense	3,583	3,273	13,985	11,896
Amortization	428	467	1,775	1,518
Depreciation	4,237	3,948	16,491	15,317

EBITDA	33,958	31,089	132,336	120,620
Loss on early extinguishment of debt	—	—	—	1,655
Acceleration of unvested stock options	488	—	488	—

Adjusted EBITDA	$34,446	$31,089	$132,824	$122,275

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2006	March 31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$51,610	$25,365
Accounts receivable, net	131,497	115,905
Inventories, net	98,073	93,376
Other current assets	14,757	12,870

Total current assets	295,937	247,516
Rental equipment, net	15,687	16,475
Property and equipment, net	17,810	12,577
Goodwill and other assets	555,223	540,349

Total assets	$884,657	$816,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$102,500	$99,002
Current maturities of long-term debt	2,133	2,235
Deferred revenue	27,159	27,217
Income taxes payable	7,711	3,707

Total current liabilities	139,503	132,161
Deferred income taxes	42,247	34,466
Long-term debt, less current maturities	260,713	262,847
Other long-term liabilities	976	—

Total liabilities	443,439	429,474
Total stockholders’ equity	441,218	387,443

Total liabilities and stockholders’ equity	$884,657	$816,917

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Fiscal Year Ended March 31,
	2006	2005
OPERATING ACTIVITIES:
Net income	$61,900	$56,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,491	15,317
Amortization	1,775	1,518
Amortization of financing fees	1,097	1,025
Tax benefit of stock option exercises and vested restricted stock	2,250	4,711
Loss on early extinguishment of debt	—	1,655
Deferred income tax expense	7,907	7,215
Unearned stock-based compensation expense	1,681	470
Stock option acceleration expense	488	—
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(13,732)	(15,832)
Inventories	(3,153)	(8,456)
Prepaid expenses and other current assets	(82)	(192)
Other assets	755	(702)
Accounts payable and accrued liabilities	981	11,118
Deferred revenue	(1,348)	(3,389)
Income taxes payable	4,004	(579)
Other long-term liabilities	976	—

Net cash provided by operating activities	81,990	70,850

INVESTING ACTIVITIES:
Proceeds from related party notes receivable	—	400
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(20,340)	(16,013)
Purchases of businesses, net of cash acquired	(19,219)	(151,740)

Net cash used in investing activities	(39,559)	(167,353)

FINANCING ACTIVITIES:
Proceeds from revolving line of credit	31,728	32,717
Payments on revolving line of credit	(31,728)	(32,717)
Payments on other long-term debt	(2,236)	(1,963)
Proceeds from issuance of long-term debt	—	70,000
Financing fees paid	(19)	(1,897)
Purchases of treasury stock	(20,000)	—
Stock options exercised	6,069	8,462

Net cash (used in) provided by financing activities	(16,186)	74,602

Net increase (decrease) in cash and cash equivalents	26,245	(21,901)
Cash and cash equivalents, beginning of year	25,365	47,266

Cash and cash equivalents, end of year	$51,610	$25,365

Non-cash investing activities:
Stock issued for business purchases	$920	$31,409

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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